EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
TO THE

ARTICLES OF INCORPORATION

OF

DINEWISE, INC.

Pursuant to NRS 78.385 and 78.390
___________

1.           The name of the Corporation is DINEWISE, Inc.

2.           The Articles of Incorporation of the Corporation were filed by the Department of State on August 2, 2002.

3.            The Articles of Incorporation are hereby amended to increase the aggregate number of shares which the Corporation has authority to issue from fifty million (50,000,000) shares of common stock, par value $0.001 per share, to two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share.

4.           The first sentence of Article IV of the Articles of Incorporation, relating to the authorized capital stock of the Corporation, is hereby amended in full to read as follows:

“The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 260,000,000 shares.”

5.           Section (a) of Article IV of the Articles of Incorporation is hereby amended in full to read as follows:

“250,000,000 shares of common stock, $0.001 par value (“Common Stock”).

6.           This amendment to the Articles of Incorporation of the Corporation was authorized by written consent of the board of directors of the Corporation followed by the written consent of the Shareholders of the Corporation entitled to vote on the said amendment of the certificate of incorporation.

7.           The vote by which the Shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the Articles of Incorporation have voted in favor of the amendment is: 17,736,602 common shares, or 53.5% of the outstanding common shares.

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: April 20, 2011	By:	/s/ Thomas McNeill
Name: Thomas McNeill
Title: Vice President and Chief Financial Officer